Exhibit 7.15

Execution Version

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) dated as of May 12, 2013 among Skipper Holdings Limited, a Cayman Islands exempted company with limited liability (“Holdco”), Skipper Limited, a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of Holdco (“Parent”) and each of the stockholders of AsiaInfo-Linkage, Inc., a Delaware corporation (the “Company”) set forth on Schedule 1 hereto under the column titled “Shareholders” (each, a “Shareholder”, and collectively, the “Shareholders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent, Skipper Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”) and the Company are entering into an Agreement and Plan of Merger (as amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Merger Subsidiary will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, each Shareholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such shares of common stock, par value $0.01 per share, of the Company (“Company Shares”) as set forth opposite such Shareholder’s name on Schedule 1 hereto (such Company Shares, together with any other Company Shares the voting power over which is directly or indirectly acquired by any Shareholder until the termination of this Agreement pursuant to the terms hereof, are referred to herein with respect to each Shareholder, as the “Covered Shares”); and

WHEREAS, in order to induce Parent, the Company and Merger Subsidiary to enter into the Merger Agreement and consummate the Transactions, the Shareholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01. Voting Agreement. Each Shareholder hereby irrevocably and unconditionally agrees:

(a) to vote (or cause to be voted) or exercise its right to consent with respect to (or validly execute and deliver and cause such consent to be granted with respect to) all of such Shareholder’s Covered Shares to approve and adopt the Merger Agreement, the Transactions, including the Merger, and any and all agreements related to the Merger (or any amended versions thereof) and any actions related thereto (collectively, “Merger Proposals”), at the time of any vote at any meeting of the stockholders of the Company (whether annual or special) or any adjournment or postponement thereof, however called, or in connection with any written consent of stockholders of the Company, at or regarding which any Merger Proposal is submitted for the consideration and vote or consent of the stockholders of the Company;

(b) to vote (or cause to be voted) all such Shareholder’s Covered Shares against, or not consent or otherwise dissent with respect to (or cause such consent not to be granted with respect to) all such Shareholder’s Covered Shares to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) proposal or corporate action that is made in opposition to or in competition with, or would otherwise frustrate the purposes of, or prevent or delay the consummation of, the Transactions, including the Merger, or (iv) other matter relating to, or in connection with, any of the foregoing matters; and

(c) to be present, in person or by proxy (including the proxy contemplated in Section 1.02 hereof), or otherwise cause such Shareholder’s Covered Shares to be counted as present, at all meetings of stockholders of the Company at which any Merger Proposal or any of the matters referred to in Section 1.01(b) hereof is to be voted upon, such that all Covered Shares are counted for purposes of establishing a quorum at such meetings, and to respond to each request by the Company or the Special Committee for written consent (if any) with respect to any Merger Proposal or any of the matters referred to in Section 1.01(b) hereof.

Section 1.02. Irrevocable Proxy. Each Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to such Shareholder’s Covered Shares and represents to Parent that any such proxy or power of attorney is not irrevocable. By entering into this Agreement, each Shareholder hereby irrevocably grants a proxy appointing Parent (or any individual designated by Parent) as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to (and to instruct nominees or record holders to) vote (or cause to be voted), express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above with respect to such Covered Shares. The proxy granted by each Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The vote of the Parent (or its designee) as proxyholder shall control in any conflict between the vote by such proxyholder of such Shareholder’s Covered Shares and a vote by such Shareholder of such Shareholder’s Covered Shares. The proxy granted by each Shareholder shall only be revoked upon termination of this Agreement in accordance with its terms.

Section 1.03. Capacity. This Agreement is being entered into by each Shareholder solely in his, her, or its capacity as a stockholder of the Company, and nothing in this Agreement (including, without limitation, Section 4.02 hereof) shall restrict or limit the rights or obligations of any Shareholder who is or becomes a director or officer of the Company in discharging (in his or her capacity as a director or officer) his or her fiduciary duties to the Company and the other stockholders of the Company under applicable Law, and no action taken in any such capacity as a director or officer of the Company shall be a breach of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby represents and warrants to Parent that:

Section 2.01. Organization and Good Standing. If the Shareholder is not an individual, such Shareholder is an entity duly formed, validly existing and in good standing (if applicable as a legal concept) under the laws of its jurisdiction of organization.

Section 2.02. Due Authorization or Authority. If the Shareholder is not an individual, the execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby are within the corporate, limited liability company or partnership powers of such Shareholder, and have been duly authorized by all necessary corporate, limited liability company or partnership action, in each case as applicable. If the Shareholder is an individual, such Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder. Assuming due authorization, execution and delivery by Parent, Holdco and the other Shareholders, this Agreement constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). If such Shareholder is married, and any of the Covered Shares of such Shareholder constitute community property or spousal or other approval is otherwise required for this Agreement to be legal, valid and binding, such Shareholder’s spouse has full legal power and capacity to execute and deliver this Agreement and to perform his or her obligations hereunder, and this Agreement has been duly and validly executed and delivered by such Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, Holdco and the other Shareholders, constitutes a legal, valid and binding obligation of such Shareholder’s spouse, enforceable against such Shareholder’s spouse in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 2.03. Non-Contravention; No Consents. The execution, delivery and performance by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable Law, (ii) violate the applicable organizational documents of the Shareholder, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Shareholder or to a loss of any benefit to which the Shareholder is entitled under any provision of any agreement or other binding instrument or (iv) result in the creation or imposition of any Encumbrance on any asset of the Shareholder, except in the case of clauses (ii) through (iv) for such violations as would not adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement.

Section 2.04. Proceedings. There is no action, suit, investigation, complaint or other proceeding pending against such Shareholder or, to the knowledge of such Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against any Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement.

Section 2.05. Ownership of Shares. Each Shareholder is the record and beneficial owner of the number of Company Shares set forth opposite such Shareholder’s name on Schedule 1 hereto, which Company Shares are free and clear of any Encumbrances and other limitations or restrictions (including restrictions on the right to vote, sell, transfer or otherwise dispose of such shares but in any event other than any restrictions set forth in this Agreement, the Rollover Agreement of even date herewith by and among Holdco, Parent and certain of the Shareholders (if applicable) (the “Rollover Agreement”) and any restrictions pursuant to applicable securities or “blue sky” laws) (such restrictions, “Legal Restrictions”)). Such Shareholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Shares, with no limitations, qualifications, or restrictions on such rights (other than any Legal Restrictions or as created by this Agreement or the Rollover Agreement (if applicable)). Such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement or the Rollover Agreement (if applicable). Except for the Rollover Agreement (if applicable), (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to Transfer (as defined below), or cause to be Transferred, any of the Covered Shares set forth opposite such Shareholder’s name on Schedule 1 hereto and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Covered Shares.

Section 2.06. Total Shares. As of the date hereof, except for the Company Shares set forth opposite such Shareholder’s name on Schedule 1 hereto, such Shareholder does not beneficially own and is not the record owner of any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire any capital stock, voting securities, or any other direct or indirect interest in securities convertible into or exchangeable for any of the foregoing (the shares, securities, options or other rights referred to in this Section 2.06, “Company Securities”).

Section 2.07. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND PARENT

Holdco and Parent each represents and warrants, severally but not jointly, to each Shareholder:

Section 3.01. Due Authorization. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of it, enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

ARTICLE 4

COVENANTS OF SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby covenants and agrees that:

Section 4.01. No Transfers of, Proxies for or Encumbrances on Covered Shares. Except pursuant to the terms of this Agreement, the Rollover Agreement or any Additional Rollover Agreement entered into by a Shareholder after the date hereof pursuant to the terms of the Merger Agreement, such Shareholder shall not, without the prior written consent of Parent and Holdco, directly or indirectly, (i) tender any Covered Shares into any tender or exchange offer, (ii) deposit any Covered Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Covered Shares, (iii) sell (constructively or otherwise), assign, transfer, pledge, grant, gift, encumber or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Covered Shares or any right, title or interest thereto or therein (including by operation of applicable Law), (iv) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void. Such Shareholder shall not seek or solicit any such Transfer or any such contract, option or other arrangement or understanding (other than in connection with an Additional Rollover Agreement) and agrees to notify Parent promptly, and to provide all details requested by Parent, if such Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

Section 4.02. Other Offers. (a) Such Shareholder and any entities controlled by it shall not, and they shall use their respective best efforts to cause any of their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or otherwise encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Person (other than Holdco, Parent, Merger Sub or any designees thereof, “Third Party Bidder”) that may be considering making, is seeking to make, has made, or has agreed to endorse an Acquisition Proposal. Such Shareholder will promptly notify Parent after receipt of an Acquisition Proposal or any indication that any such Third Party Bidder is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any such Third Party Bidder and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives an Acquisition Proposal which did not result from any breach of Section 7.03 of the Merger Agreement, such Shareholder shall be permitted to (i) contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof and/or (ii) engage or participate in discussions with the Person who has made such Acquisition Proposal, the Company, and the Representatives of the Person who has made such Acquisition Proposal or the Company regarding such Acquisition Proposal; provided that prior to taking any such action described in item (ii) above, the Company Board (or any committee thereof composed solely of independent directors, including the Special Committee) shall have confirmed in writing to such Shareholder that it has determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. For purposes of this Agreement, the Company shall be deemed not to be an Affiliate of any one or more of the Shareholders, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of a Shareholder.

Section 4.03. Appraisal Rights. Such Shareholder agrees not to exercise and hereby waives any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares which may arise with respect to the Merger.

Section 4.04. Additional Shares. Each Shareholder covenants and agrees, severally and not jointly, that such Shareholder promptly (and in any event within 48 hours) notify Parent and Holdco of the number of any additional Company Shares with respect to which beneficial ownership is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares, or upon exercise or conversion of any Company Securities, if any, after the date hereof. Any such Company Shares shall automatically become subject to the terms of this Agreement, and Schedule 1 hereto shall be deemed adjusted accordingly.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Notices. All notices, requests and other communications to any party hereto shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as receipt of such e-mail is requested and received) and shall be given:

If to Parent or Holdco, to:

Skipper Limited

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Attention: Vicki Hui, Venus Lam, Zhen Ji

Facsimile No.: +852 2111 9699, +86 21 3218 0303

E-mail: vickihui@citiccapital.com, vlam@citiccapital.com,

zhenji@citiccapital.com

Skipper Holding Limited

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Attention: Vicki Hui, Venus Lam, Zhen Ji

Facsimile No.: +852 2111 9699, +86 21 3218 0303

E-mail: vickihui@citiccapital.com, vlam@citiccapital.com,

zhenji@citiccapital.com

with a copy to:

Davis Polk & Wardwell

Hong Kong Club Building

3A Chater Road

Hong Kong

Attention: Mark J. Lehmkuhler, Esq.

Facsimile No.: +852 2533 3388

E-mail: mark.lehmkuhler@davispolk.com

Skadden, Arps, Slate, Meagher & Flom LLP

30Floor, China World Office 2

No. 1 Jianguomenwai Avenue

Beijing 100004, China

Attention: Peter X. Huang, Esq.

Facsimile No.: +86 10 6535 5577

E-mail: peter.huang@skadden.com

If to any Shareholder, to it at its address set forth below:

Edward Tian

Jean Qin Kong

PacificInfo Limited

c/o China Broadband Capital Partners, L.P.

Unit 906, Level 9, Cyberport 2

100 Cyberport Road, Hong Kong

Attention: Edward Tian

Fax: +852 2122 8410

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

30Floor, China World Office 2

No. 1 Jianguomenwai Avenue

Beijing 100004, China

Attention: Peter X. Huang, Esq.

Facsimile No.: +86 10 6535 5577

E-mail: peter.huang@skadden.com

Jian (James) Ding

New Media China Investment I, Ltd.

28-7 Bishui Zhuangyuan, Changping District

Beijing 102206, China

Attention: James Ding

E-mail: ding@asiainfo.com

Steve Zhang

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Attention: Steve Zhang

Jun (Michael) Wu

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Attention: Jun (Michael) Wu

Yadong Jin

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Attention: Yadong Jin

Guoxiang Liu

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Attention: Guoxiang Liu

Section 5.02. Termination. (a) This Agreement shall terminate on the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. If this Agreement shall terminate as provided in this Section 5.02(a), this Agreement shall forthwith become wholly void and of no further force or effect (except as set forth in Section 5.02(b)) and there shall be no liability hereunder on the part of any of the parties hereto, except as provided in Section 5.02(b). Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

(b) The provisions of this Article 5 shall survive termination of this Agreement indefinitely.

Section 5.03. Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding (to the greatest extent a New York court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Any Action arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that service of process upon such party in any such Action shall be effective if such process is given as a notice in accordance with Section 5.01 of this Agreement

Section 5.04. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.05. Binding Effect; Assignment. (a) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any of the parties hereto, in whole or in part (whether by operation of applicable Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 5.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.07. Survival. The representations and warranties contained herein will survive the Closing indefinitely.

Section 5.08. Amendments And Waivers. No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by each of the parties hereto. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the party charged therewith.

Section 5.09. Integration. This Agreement, the Rollover Agreement, any Additional Rollover Agreement entered into after the date hereof and the Merger Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. There are no third party beneficiaries having rights under or with respect to this Agreement.

Section 5.10. Severability. If any term, provision, covenant or restriction of this Agreement is invalid, void, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 5.11. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties, for which damages, even if available, will not be a complete and adequate remedy. Accordingly, the parties hereto agree that each shall be entitled to seek injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

Section 5.12. Further Assurances. Parent and each Shareholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.13. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.14. No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 5.15. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SKIPPER HOLDINGS LIMITED

By:	/s/ Ji Zhen
Name: Ji Zhen
Title: Authorised Signatory

SKIPPER LIMITED

By:	/s/ Ji Zhen
Name: Ji Zhen
Title: Authorised Signatory

EDWARD TIAN

By:	/s/ Edward Tian
Name: Edward Tian

JEAN QIN KONG

By:	/s/ Jean Qin Kong
Name: Jean Qin Kong

[Signature page to Voting Agreement]

PACIFICINFO LIMITED

By:	/s/ Edward Tian
Name: Edward Tian
Title: Director

JIAN (JAMES) DING

By:	/s/ Jian Ding
Name: Jian Ding

NEW MEDIA CHINA INVESTMENT I, LTD.

By:	/s/ Jian Ding
Name: Jian Ding
Title: Director

STEVE ZHANG

By:	/s/ Steve Zhang
Name: Steve Zhang

JUN (MICHAEL) WU

By:	/s/ Jun Wu
Name: Jun Wu

[Signature page to Voting Agreement]

YADONG JIN

By:	/s/ Yadong Jin
Name: Yadong Jin

GUOXIANG LIU

By:	/s/ Guoxiang Liu
Name: Guoxiang Liu

[Signature page to Voting Agreement]

Schedule 1

Shareholders

Shareholder	Covered Shares
Edward Tian	3,158,029	[1]
Jean Qin Kong	2,087,704	[2]
PacificInfo Limited	1,493,943
Jian (James) Ding	1,070,134	[3]
New Media China Investment I, Ltd.	96,000
Steve Zhang	104,904	[4]
Jun (Michael) Wu	35,000	[5]
Yadong Jin	53,334	[6]
Guoxiang Liu	506,374	[7]

[1]

Includes 3,154,029 Company Shares directly held by Mr. Tian and 4,000 Company Shares held in a revocable trust for the benefit of Mr. Tian’s daughter, Stephanie Tian. Excludes restricted stock units held by Mr. Tian representing 6,697 Company Shares that will vest on August 7, 2013, 2,087,704 Company Shares held by Mr. Tian’s spouse Ms. Jean Qin Kong and 1,493,943 Company Shares held by PacificInfo Limited, which is wholly-owned by Mr. Tian.

[2]

Excludes 3,154,029 Company Shares directly held by Ms. Kong’s spouse, Mr. Edward Tian, restricted stock units held by Mr. Tian representing 6,697 Company Shares that will vest on August 7, 2013, 4,000 Company Shares held in a revocable trust for the benefit of Mr. Tian’s daughter, Stephanie Tian, and 1,493,943 Company Shares held by PacificInfo Limited, which is wholly-owned by Mr. Tian.

[3]

Includes 983,187 Company Shares held directly by Mr. Ding and 86,947 Company Shares held in a grantor retained annuity trust for the benefit of Mr. Ding and his family. Excludes 96,000 Company Shares held by New Media China Investment I, Ltd., which is wholly-owned by Mr. Ding, and restricted stock units held by Mr. Ding representing 6,697 Company Shares that will vest on August 7, 2013.

[4]	Excludes 131,250 Company Shares issuable upon exercise of options held by Mr. Zhang.
[5]	Excludes 22,000 Company Shares issuable upon exercise of options held by Mr. Wu.
[6]	Excludes 22,000 Company Shares issuable upon exercise of options held by Mr. Jin.
[7]	Excludes 22,000 Company Shares issuable upon exercise of options held by Mr. Liu.